EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Savings Plus Plan, Lam Research 401(k) of Lam Research Corporation of our reports dated August 22, 2012, with respect to the consolidated financial statements and schedule of Lam Research Corporation and the effectiveness of internal control over financial reporting of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 24, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

December 20, 2012